FOR IMMEDIATE RELEASE:


Media Contact:                                       Investor Contact:
Lowell Weiner                                        Justin R. Victoria
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      AMERICAN HOME PRODUCTS CHANGES NAME TO WYETH, REFLECTING EVOLUTION TO
                 GLOBAL, RESEARCH-BASED PHARMACEUTICAL COMPANY

            Unveils New Corporate Logo and Trading Symbol - NYSE:WYE


     Madison, N.J., March 11, 2002 - Wyeth's President and Chief Executive Officer Robert Essner will ring the opening bell at the New York Stock Exchange today, signaling the formal launch of the global pharmaceutical company's new name, logo and trading symbol (NYSE:WYE).

     The pharmaceutical innovator with 2001 revenues in excess of $14 billion is changing its name and trading symbol to Wyeth (NYSE: WYE) after being known for 76 years as American Home

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Products  Corporation  (AHP). The Company is also  streamlining and unifying the branding of its operating subsidiaries.

     "We are changing our name to reflect an important transition in the Company's history," said Mr. Essner. "Over the years, we have strategically evolved from a holding company with diversified businesses to a world leader in research-based pharmaceutical products. The Wyeth name, with its long and well-respected association with the healthcare community, better conveys the skills of our people, the promise of our science, the quality of our products and our position as a world leader in the pharmaceutical industry."

     Wyeth's leading pharmaceutical products include billion dollar blockbusters such as Premarin and Effexor XR, as well as well-known consumer brands such as Advil, Centrum and Robitussin. The Wyeth name pays tribute to the company's heritage - one of its oldest prescription medicine businesses, founded in 1860 and acquired by AHP in 1931, was "John Wyeth & Brother" and its original non-prescription medicine business was "Wyeth Chemical."

Among other changes taking effect at Wyeth today:

          o    Wyeth-Ayerst   Laboratories  is  now  Wyeth  Pharmaceuticals  and
               Wyeth-Ayerst Research is Wyeth Research.

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          o    Whitehall-Robins Healthcare is now Wyeth Consumer Healthcare.

          o    Fort Dodge Animal Health retains its name.

          o The Corporation has unveiled its new web site - www.wyeth.com -which is a valuable source of information for investors, and the financial and medical communities.

     "Today we are a world leader in developing and marketing innovative medicines that help people lead longer and healthier lives," said Mr. Essner. "And 'Wyeth' clearly conveys our position as one of the leading research-driven pharmaceutical companies in the world."

     Going forward, Wyeth's strategy for the future is based on its research and development, which is among the strongest, most productive and creative in the industry. "Our R&D technology is unique in that we have real strengths in biotechnology as well as in the discovery and development of small molecules and vaccines," said Mr. Essner. "But our real advantage is our ability to integrate these platforms to find solutions more often, more reliably and more quickly."

     Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products

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and  non-prescription  medicines  that  improve  the  quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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